Dual Directional Barrier Digital Notes Linked to the Least Performing of Two Underliers Due April 30, 2031

PRODUCT CHARACTERISTICS
•	Enhanced Return Potential with a Digital Return — If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Initial Underlier Value, at maturity, investors will receive a return equal to the greater of (a) the Underlier Return of the Least Performing Underlier and (b) the Digital Return of at least 60% (to be determined on the Trade Date).
•	Absolute Value Return — If the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value, but is greater than or equal to its Barrier Value, at maturity, investors will receive a one-for-one positive return equal to the absolute value of the Underlier Return of the Least Performing Underlier.
•	Principal at Risk — If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017UTK6
Underliers:	The MSCI Emerging Markets Index (Bloomberg symbol “MXEF”) and the EURO STOXX 50® Index (Bloomberg symbol “SX5E”)
Trade Date:	April 28, 2026
Issue Date:	April 30, 2026
Valuation Date:	April 28, 2031
Maturity Date:	April 30, 2031
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × the greater of (a) Underlier Return of the Least Performing Underlier and (b) Digital Return)

•   If the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value, but is greater than or equal to its Barrier Value, an amount equal to:

$1,000 + (-1 × $1,000 × Underlier Return of the Least Performing Underlier)

In this case, you will receive a positive return on the Notes equal to the absolute value of the Underlier Return of the Least Performing Underlier, even though the Underlier Return of the Least Performing Underlier is negative. In no event will this return exceed 30%.

•   If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will lose a substantial portion or all of your principal amount at maturity.

Digital Return:	At least 60%, to be determined on the Trade Date
Barrier Value:	With respect to each Underlier, 70% of its Initial Underlier Value
Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value

KEY TERMS (continued)
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
PAYOFF DIAGRAM [PENDING UPDATED PAYOFF]

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326005347/
dp244889_424b2-us3912mul.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $870.90 and $920.90 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.
•	Your Potential for a Positive Return from Depreciation of the Least Performing Underlier Is Limited.
•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even If the Other Underlier Performs Better.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Securities Included in Any Underlier.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets.
•	The Notes Are Subject to Risks Relating to Emerging Markets with Respect to the MXEF Index.
•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Euro with Respect to the SX5E Index.
•	The Value of the MXEF Index Is Subject to Currency Exchange Risk.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to an Underlier Could Adversely Affect Any Payments on the Notes.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433